AMENDMENT TO

ONVIA, INC.

AMENDED

2000 EMPLOYEE STOCK PURCHASE PLAN

On January 28, 2010, the Board of Directors of Onvia, Inc., a Delaware Corporation (“Board”) determined that the term of the 2000 Employee Stock Purchase Plan, as amended and restated effective November 1, 2005 (“Plan”) should not be limited to ten years but rather the Plan should continue until terminated by the Board.  This document memorializes the Board’s amendment of Section 22 of the Plan to continue the Plan until terminated by the Board.

1.           Section 22 (Term of Plan:  Effective Date) of the Plan is deleted in its entirety and replaced with the following:

“The Plan was effective March 1, 2000 and shall continue until terminated by the Board as set forth in Section 19.”

2.           In all other respects, the Plan, as amended, shall continue in full force and effect.

ONVIA, INC.

By:____________________________________

      SoYoung Kwon, General Counsel